Exhibit 2.2

AMENDMENT NO. 2 TO
AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2 (the “Amendment”), dated as of June 13, 2004 by and among Duane Reade Shareholders, LLC (formerly known as Rex Corner Holdings, LLC), Duane Reade Acquisition Corp. (formerly known as Rex Corner Acquisition Corp.) and Duane Reade Inc., to the Agreement and Plan of Merger, dated as of December 22, 2003, as amended by Amendment No. 1 on June 10, 2004 (the “Merger Agreement”), by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and Duane Reade Inc.

WHEREAS, the parties hereto desire to enter into this Amendment so as to make certain modifications to the Merger Agreement;

WHEREAS, Section 7.7 of the Merger Agreement permits Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and Duane Reade Inc. to amend the Merger Agreement only by a written instrument signed on behalf of each of the parties to the Merger Agreement; and

WHEREAS, the parties hereto entered into Amendment No. 1 to the Merger Agreement on June 10, 2004 to amend Section 7.2(a) of the Merger Agreement;

NOW, THEREFORE, for good and valuable consideration and in consideration of the respective representations, warranties, covenants and agreements set forth in the Merger Agreement, the parties agree as follows:

ARTICLE 1

AMENDMENT

Section 1.1.  Amendment to Merger Agreement.  Upon execution hereof, the Merger Agreement shall be amended as follows:

(a)           Section 7.2(a) is hereby amended and restated to read in its entirety as follows:

“(a)         if the Merger has not been consummated by July 13, 2004, provided that the right to terminate this Agreement under this clause (a) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure to consummate the Merger by such date;”

ARTICLE II

MISCELLANEOUS

Section 2.1.            Additional Agreements.  In connection with this Amendment, the parties further agree as follows:

(a)  each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall not file the Company Proxy Statement and the Schedule 13E-3, respectively, until the earlier of June 21, 2004 or such time as may be mutually agreed upon by the Company and Parent (such earlier date, the “Agreed Upon Date”); and

(b)   between the date hereof and the Agreed Upon Date, (i) the obligations of Parent pursuant to Section 5.7 of the Merger Agreement shall be suspended with respect to the Financing and (ii) Parent shall not take any affirmative action to terminate or adversely affect its ability to continue to pursue the Financing following the Agreed Upon Date.

Section 2.2.            Counterparts.  This Amendment may be executed in counterparts, which together shall constitute one and the same Amendment. The parties may execute more than one copy of this Amendment, each of which shall constitute an original.

Section 2.3.            Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 2.4.            Definitions; Ratification; References.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.  Except as expressly amended hereby, the provisions of the Merger Agreement are and shall remain unmodified and in full force and effect.  Each future reference to “hereof, herein, hereunder, hereby” and “this Agreement” shall refer to the Merger Agreement as amended by this Amendment.  Notwithstanding the foregoing, references to the date of the Merger Agreement, as amended hereby, shall in all instances remain as December 22, 2003, and references to “the date hereof” and “the date of the Agreement” shall continue to refer to December 22, 2003.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

DUANE READE SHAREHOLDERS, LLC,
formerly known as Rex Corner Holdings, LLC

By:	/s/ Tyler J. Wolfram
Name: Tyler J. Wolfram
Title: Vice President

DUANE READE ACQUISITION CORP.,
formerly known as Rex Corner Acquisition Corp.

By:	/s/ Tyler J. Wolfram
Name: Tyler J. Wolfram
Title: Vice President

DUANE READE INC.

By:	/s/ Michelle D. Bergman
Name: Michelle D. Bergman
Title: Vice President & General Counsel